Policy, Government and Public Affairs
Chevron Corporation
P.O. Box 6078
San Ramon, CA 94583-0778
www.chevron.com

News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Chevron U.S.A. Announces Agreement to Divest Shares in Dynegy Inc.
Company Agrees to Sell its Class A Shares in Underwritten Public Offering
     SAN RAMON, Calif., May 21, 2007 — Chevron U.S.A. Inc., a wholly owned subsidiary of Chevron Corporation (NYSE:CVX), has agreed to sell all 96,891,014 of its shares of Class A common stock of Dynegy Inc. (NYSE:DYN) in an underwritten public offering. The shares will be offered pursuant to an effective registration statement filed with the United States Securities and Exchange Commission. Proceeds to Chevron from the transaction will be approximately $940 million.
     Goldman, Sachs & Co. is the underwriter of the offering. A prospectus relating to the offering, when available, may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.
     This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Chevron Corporation is one of the world’s leading energy companies. With approximately 56,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.
     Contact:           Donald Campbell           1 925-842-2589
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
This news release contains forward-looking statements about the planned sale by Chevron of approximately 97 million shares of Class A common stock of Dynegy Inc. The statements are based on management’s current expectations, estimates and projections; are not guarantees of future performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Among the factors that could cause actual results to differ materially are the length of time required to complete the sale; actual prices per share received in the public offering; successfully securing the necessary regulatory approvals; and general economic and political conditions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.